UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2020

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Wright Brothers Drive

Salt Lake City, UT 84116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market
Preferred Stock Purchase Rights		Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2020, the Board of Directors of PolarityTE, Inc. (“PTE”), approved certain changes to the management of PTE.

●	The Board dissolved the Office of the Chief Executive (“OCE”), which had been in place since August 2019. The Board believes the OCE has performed its function to effectuate a transition in the operations of PTE, and now is the time to adopt a more conventional management structure to advance PTE’s operational and strategic objectives.
●	David Seaburg has been appointed the Chief Executive Officer of PTE. Richard Hague remains Chief Operating Officer and has been appointed President. Paul Mann resigned from the position of Chief Financial Officer and Jacob Patterson, PTE’s Vice President of Finance, has been appointed interim Chief Financial Officer. These changes occurred as of March 31, 2020.

There was no change in the compensation arrangements between PTE and Messrs. Seaburg and Hague from the compensation arrangements described under “Item 11. Executive Compensation,” in PTE’s annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (“SEC”) on March 12, 2020, which is incorporated herein by this reference.

Prior to March 31, 2020, Mr. Patterson was employed on an at-will basis at an annual salary of $235,000. In addition, he is the holder of:

●	a non-qualified stock option to purchase 10,000 common shares at a price of $17.72 per share granted February 1, 2019, that vests in 24 monthly installments beginning March 1, 2019, and is exercisable for a term of 10 years from the grant date;
●	a non-qualified stock option to purchase 15,000 common shares at a price of $25.85 per share granted May 31, 2018, that vests in 24 monthly installments beginning June 30, 2018, and is exercisable for a term of 10 years from the grant date; and
●	a non-qualified stock option to purchase 10,000 common shares at a price of $23.21 per share granted January 2, 2018, that vests in 24 monthly installments beginning February 2, 2018, and is exercisable for a term of 10 years from the grant date.

In consideration of Mr. Patterson’s acceptance of the new position, PTE is increasing his annual salary to $260,000 beginning April 1, 2020. Furthermore, PTE and Mr. Patterson will enter into the standard form of Indemnification Agreement for directors and officers, which was filed with the SEC as Exhibit 10.1 to the Form 8-K filed March 25, 2020. All other terms of Mr. Patterson’s employment with PTE remain unchanged.

Mr. Patterson, age 42, joined PTE in January 2018 and served as Vice President of Finance prior to his engagement as interim Chief Financial Officer. From October 2016 to January 2018, Mr. Patterson was a Finance Director with GameStop where he had responsibility for forecasting and budgeting for a division with $700 million in annual revenue and participating in the development of financial policies and controls. For approximately six years prior to October 2016, Mr. Patterson was a Finance Director with Thermo Fisher Scientific, most recently in the Protein and Cell Analysis business unit where he had responsibility for acquisition integration, building a finance and accounting staff, supervising financial controls, financial statement reporting and analysis, and assisting with financial analysis for budgeting and strategic growth. Mr. Patterson earned an MBA (Accounting Emphasis) from Utah State University.

In connection with Paul Mann’s resignation from the position of Chief Financial Officer, PTE and Mr. Mann entered into the Separation, Transition and Release of Claims Agreement dated March 31, 2020 (the “Separation Agreement”), which provides that Mr. Mann will assist with the transition of his responsibilities to Mr. Patterson as a non-executive employee until at least April 15, 2020, Mr. Mann will give PTE a general release of claims, and PTE will accelerate vesting of 200,000 restricted stock awards granted to Mr. Mann in 2019 on May 13, May 15, and May 18, 2020. After April 15, 2020, Mr. Mann will provide consulting services on finance and related matters for up to eight and one-half months at a monthly fee of $1,000. The foregoing summary of the terms of the Separation Agreement is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Separation Agreement filed as Exhibit 10.1 to this report and incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation, Transition and Release of Claims Agreement dated March 31, 2020
99.1	Press release issued April 1, 2020, titled “PolarityTE Announces Appointment of David Seaburg as CEO and Restructuring of Executive Team.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: April 1, 2020	/s/ David Seaburg
David Seaburg
Chief Executive Officer